EXHIBIT 23.1



                      ACCOUNTANTS' CONSENT
                      --------------------

     We consent to incorporation by reference in the registration statements (File No. 33-15894 and No. 33-15895) on Form S-8 of Werner Enterprises, Inc. of our report dated January 20, 2000, except as to Note 8 which is as of March 14, 2000, relating to the consolidated balance sheet as of December 31, 1999 of Werner Enterprises, Inc. and subsidiaries and the related statements of income, stockholders' equity, and cash flows for the year ended December 31, 1999, and related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Werner Enterprises, Inc.

                                             KPMG LLP

Omaha, Nebraska
March 27, 2000